Exhibit 99.1

( BW)(CA-EMJ) EMJ Reports First Quarter Results

Business Editors

BREA, Calif.—(BUSINESS WIRE)—July 30, 2003—The Earle M. Jorgensen Company (“EMJ”) today reported results for the company’s first fiscal quarter ended June 30, 2003.

Revenues for the first quarter of fiscal 2004 increased 5.9% to $238.3 million, when compared with $225.1 million for the same period in fiscal 2003.

Operating income for the first quarter of fiscal 2004 increased 10.2% to $16.2 million (6.8% of revenues), when compared with $14.7 million (6.5% of revenues) for the same period in fiscal 2003, excluding a loss of $12.3 million resulting from early termination of debt. The fiscal 2004 results included a gain of $1.1 from the sale of property and equipment.

Net income for the first quarter of fiscal 2004 was $2.8 million, compared with a net loss of $8.3 million for the same period in fiscal 2003.

Maurice S. Nelson, Jr., EMJ’s president and chief executive officer stated, “We are pleased with our results for the first quarter of fiscal 2004, given they were achieved in a difficult economic environment. Our business strategies, including aggressive marketing of core products and services and the recently completed expansion and automation of our Chicago facility, have allowed us to grow market share profitably in a weak economy.

“The increase in our revenues during the first quarter of fiscal 2004 resulted from a 2% increase in tonnage sold and generally higher prices. The increase in tonnage sold was attributable to increased demand of our core products in several key industries we serve, especially in markets served by our Canadian operations, which continue to benefit from increased capacity and efficiencies from newer facilities and stronger local economies.

“Our first quarter gross margin of 28.1% was unchanged when compared with the gross margin for the same period in fiscal 2003 while operating margins improved to 6.8%. This improvement resulted in part from productivity gains and cost savings attributable to the expansion and automation of our Chicago facility and from our ability to align costs with prevailing levels of business.”

Nelson concluded his remarks by stating, “Although we do not expect economic conditions to dramatically improve during the remainder of fiscal 2004, we are confident we can continue to effectively compete in the marketplace by maintaining well-balanced inventories and providing customer service that we believe is unequaled in the industry. We will be diligent in eliminating inefficiencies in our operations, while increasing productivity and reducing costs. We believe these efforts, along with our existing strategies, will create additional opportunities to increase our growth and market share in the future.”

EMJ, with headquarters in Brea, is one of the largest independent distributors of metal products in North America with 35 service and processing centers. EMJ inventories more than 25,000 different bar, tubing, plate, and various other metal products, specializing in cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars.

The company has scheduled a conference call with industry analysts and other interested persons to discuss its results for the first quarter of fiscal 2004. The call will take place on July 31, 2003 at 8 a.m. PDT. The dial-in phone number for those interested in participating on the call is 800-370-8105. The company’s results can also be found on its internet Web site at www.emjmetals.com.

This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statement relating to anticipated growth in fiscal 2004. Actual events or results may differ materially from expectations and are subject to risks, uncertainties and other factors over which the company has no control, such as the cyclicality of the metals industry and the industries that purchase the company’s products, fluctuations in metals prices, risks associated with the implementation of new technology, general economic conditions, competition in the metals service center industry and the company’s “on-time or free” delivery guaranty. These factors and additional information are included in the company’s Registration Statement of Form S-4 filed on July 3, 2002 and other reports on file with the Securities and Exchange Commission.

You should be aware that any forward-looking statement made by the company in this report, or elsewhere, speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect it. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this report after the date of this report. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this report or elsewhere might not occur.

Earle M. Jorgensen Company

Financial Highlights

(in $000’s)

	First Quarter Ended June:
	2003	2002

Statement of Operations and Other Data:
Revenues	$238,299	$225,133
Gross Profit	66,862	63,266
Warehouse and delivery expense	32,524	30,538
Selling expense	8,418	7,941
General and administrative expense	9,679	10,128
Loss on early retirement of debt	—	12,278

Operating expenses	50,621	60,885

Operating income	16,241	2,381
Net interest expense	12,628	10,368
Income (loss) before income taxes	3,613	(7,987)
Net income (loss)	2,794	(8,335)
EBITDA (a)	19,041	5,122
Capital expenditures	1,899	4,581

Reconciliation of EBITDA:
Net income (loss)	$2,794	$(8,335)
Depreciation and amortization	2,800	2,741
Net interest expense	12,628	10,368
Provision for income taxes	819	348

EBITDA	$19,041	$5,122

(a) “EBITDA” represents net income (loss) before net interest expense, provision for income taxes and depreciation and amortization. Consistent with Item 10(e) of Regulation S-K, the company EBITDA has not been adjusted to exclude any other non-cash charges or liabilities or any recurring or non-recurring items, such as accruals for postretirement benefits aggregating $188 and $120 for the first quarters ended June 2003 and 2002, respectively. In addition, the company’s EBITDA for the first quarter ended June 2002 has not been adjusted for a loss of $12,278 related to early retirement of debt. The company believes that EBITDA is commonly used as a measure of performance for companies in the company’s industry and is frequently used by analysts, investors, lenders and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt. The company’s EBITDA is used by management as a performance measure to assess the its financial results in connection with determining incentive compensation, and is also used by the independent appraisal firm in connection with their annual valuation of the company’s equity. While providing useful information, the company’s EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with accounting principles generally accepted in the United States, and should not be construed as an indication of a company’s operating performance or as a measure of liquidity.

	June 30, 2003	March 31, 2003

Balance Sheet Data:
Cash and cash equivalents	$14,009	$20,030
Accounts receivable, net	104,068	97,292
Inventory	227,745	213,590
Net property, plant and equipment	112,066	113,037
Total assets	510,690	490,741
Accounts payable	121,916	119,815
Accrued liabilities	40,736	45,514
Revolving credit facility	89,099	72,007
Other long-term debt (including current portion)	259,550	258,530
Total stockholder’s deficit	(43,674)	(48,016)

CONTACT:	Earle M. Jorgensen Co., Brea
William S. Johnson, 714-579-8823, Fax 714-577-3754